EXHIBIT 21.1 – SUBSIDIARIES OF J & J SNACK FOODS CORP.

Place of
Incorporation

J & J Snack Foods Investment Corp.	Delaware

The ICEE Company	Delaware

J & J Snack Foods Corp. of California	California

J & J Snack Foods Corp./Mia	Pennsylvania

J & J Snack Foods Corp. of Pennsylvania	Pennsylvania

J & J Snack Foods Sales Corp.	New Jersey

J & J Snack Foods Transport Corp.	New Jersey

ICEE-Canada, Inc.	Canada

ICEE de Mexico, S.A. De C.V.	Mexico

Bakers Best Snack Food Corp.	Pennsylvania

Pretzels, Inc.	Texas

Country Home Bakers, LLC	Georgia

ICEE of Hawaii, Inc.	Hawaii

DADDY RAY’S , Inc.	Missouri

J & J Snack Foods Handhelds Corp.	Ohio

New York Pretzel, LLC	New York

Philly’s Famous Water Ice, Inc.	Florida

EXHIBIT 21.1–SUBSIDIARIES OF J & J SNACK FOODS CORP - continued

Hill & Valley, Inc.	Illinois

ICEE International, B.V.	Netherlands

DD Acquisition Holdings, LLC	Delaware

Dippin’ Dots Holding, LLC	Oklahoma

Dippin’ Dots, LLC	Oklahoma

Dippin’ Dots Franchising, LLC	Oklahoma

Doc Popcorn Franchising, LLC	Oklahoma

Dippin’ Dots Australia	Australia

Dippin’ Dots International, LLC	Australia

Doc Popcorn, LLC	Oklahoma

Dippin’ Dots Worldwide Holding Company, LLC	Delaware

Dippin’ Dots Hong Kong Limited	Hong Kong

DDP South America, LLC	Delaware

Dippin’ Dots Trading Shanghai	China